UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2008
ORIENTAL FINANCIAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

Oriental Center
Professional Offices Park
997 San Roberto Street, 10th Floor
San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     Oriental Financial Group Inc. (the “Group”) was considering raising additional capital through a proposed private placement of its common stock with the assistance of Keefe, Bruyette & Woods, Inc., as placement agent. The Group began exploring such private placement before the recent stock market turmoil with the principal objective of being in a position to take advantage of strategic opportunities that may arise in Puerto Rico. Subsequently, the U.S. Department of the Treasury announced its TARP Capital Purchase Program (the “Program”) for eligible financial institutions. Given the current stock market volatility and its effect on market valuations, the Group has decided to end its consideration of the common stock private placement as it would not be beneficial to the Group’s shareholders at this time. The Group is now considering applying for participation in the Program.
     The Group entered into non-disclosure agreements with prospective investors for the common stock private placement. A “road show” presentation made by the Group was provided to such investors solely for the purpose of enabling them to determine whether they wanted to pursue a transaction with the Group. The Group has terminated the non-disclosure agreements. Attached to this report is a copy of the presentation that was provided to the prospective investors (excluding two pages containing a legal notice and transaction-specific terms that are not relevant for this disclosure).
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description of Document

99	Road Show Presentation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Group has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.

Date: October 24, 2008	By:	/s/ José Rafael Fernández

José Rafael Fernández
President and Chief Executive Officer